Exhibit 2.3

State of Delaware Secretary of State Division of Corporations Delivered 12:17 PM 11108/2018 FILED 12:17 PM 11108/2018 SR 20187542461 - File Number 6382953 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SOLUTIONS VENDING INTERNATIONAL, INC. (Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware) Solutions Vending International, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY: 1. That the name of the corporation is Solutions Vending International, Inc. and that the corporation was originally incorporated pursuant to the General Corporation Law on April 7, 2017 under the name Solutions Vending International, Inc. 2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended Certificate oflncorporation of the corporation, declaring said amendment and restatement (this "Second Amendment'') to be advisable and in the best interests of the corporation and its stockholders, and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed second amendment and restatement is as follows: RESOLVED, that Section "3" of the Amended Certificate oflncorporation of the corporation be deleted in its entirety and be replaced by the following: 3. Pursuant to a resolution duly adopted by the Board of Directors and effective upon the filing of this Second Amendment with the Secretary of State of the State of Delaware, a ten-for-one (10:1) reverse stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof will occur. The par value of the Common Stock shall remain $0.0001 per share. This conversion shall apply to all shares of Common Stock. Any fractional shares of Common Stock shall be rounded up to the next whole number. All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Second Amendment shall immediately after the filing of this Second Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Second Amendment. 1

3. That this Second Amendment was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law. 4. That this Second Amendment, which restates and integrates and further amends Section "3" of the Corporation's Amended and Restated Certificate oflncorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law. IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of ofNovember, 2018. orporation on this first day